Exhibit 99.1

OptimizeRX Corporation

Fourth Quarter and Full Year 2020 Conference Call

February 24, 2021

OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer

Douglas Baker, Chief Financial Officer

Steve Silvestro, Chief Commercial Officer

Miriam Paramore, President and Chief Strategy Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ryan Daniels, William Blair & Company

Andrew D’Silva, B. Riley FBR, Inc.

Eric Martinuzzi, Lake Street Capital Markets

Thomas, RBC Capital Markets

Brandon Osten, Venetor Capital

Harvey Poppel, Poptech, LP

Ron Chez

Sid Kapoor, Silver Mount Capital

P R E S E N T A T I O N

Operator

Good afternoon, and thank you for joining us today to discuss OptimizeRx Corporation’s Fourth Quarter and Full Year ended December 31, 2020.

With us today is the Chief Executive Officer of OptimizeRx, William Febbo, and the Company’s President and Chief Strategy Officer, Miriam Paramore. They are joined by Company Chief Financial Officer, Doug Baker, and Chief Commercial Officer, Stephen Silvestro.

Now I’d like to turn the call over to OptimizeRx CEO, William Febbo. Sir, please go ahead.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

William Febbo

Thank you, Greg.

Good afternoon, everyone. Thanks for joining us today.

We have record numbers which is great and everyone’s welcome. I’d like to begin once again expressing our gratitude for the countless healthcare professionals across the country, who have continued frankly to work tirelessly and selflessly in battling the pandemic and keeping us all safe, and who are now leading the charge in administrating the vaccine to the most vulnerable and those on the front lines as they work their way to the general population. Over the past year, the pandemic has clearly accelerated the shift towards digital health by both physicians and patients, and especially for physicians looking to keep their operations going and adapt to the new widespread challenge of delayed treatments.

According to a recent study done by the American Medical Association, nearly 90% of doctors in the U.S. see significant advantage in using digital tools to engage with and treat patients. Moreover, over half of physicians in the study say they’re looking for more access to clinically relevant data and workflow improvements at the point-of-care where they’re treating their patients. If there is any silver lining around the pandemic, it would be how the compelling and important benefits from the adoption of telehealth, and especially the digital health solutions like we provide, have been accelerated by at least five to ten years.

As one of the first major movers in the point-of-care of digital health space, we’ve been able to reap the benefit of this industry transformation, as well as be a leader in setting the highest standards for reaching physicians and patients in a way which supports decision making around care. This includes delivering the most innovative solutions that better support patients and healthcare providers with affordability, access and adherence. While the shift was already well underway before the pandemic, as evidenced by growth over the last few years, we are now witnessing an even more astonishing acceleration towards digital solutions. This has transformed and vastly expanded our total addressable market.

In fact, in Q4, we more than doubled our topline while generating positive GAAP net income. This was largely a result of a strong organic revenue growth. We see this combination of organic growth and innovation for solutions will drive us forward in 2021 and beyond. We also practice what we preach. That is, we have continued to drive our own internal digital transformation as a Company. Earlier last year, we restructured our organization to align with what McKinsey refers to as the digital factory or DF model. This model has been shown to bring products to market faster, do more with existing resources, and create a dramatically reimagined experience for clients. It can also reduce tech development costs by a third, and most importantly, attract the great talent required to compete in a digital world, and boy did that pay off last year.

Powered by our own digital transformation, we successfully broadened our platform to encompass more solutions that enabled doctors to garner access to important information for their patients at point-of-care. We are now at the right place at the right time, facilitating critical and timely communication between life science companies, physicians and patients. Our results also reflect how we have made great strides with innovation during the pandemic, and particularly with the launch of TelaRep, our new virtual communication solution. This cloud-based solution enables providers to reach the right pharma contact from within their EHR work flow with just one click, helping fill the communication gap created by limited face-to-face interaction due to COVID. In fact, last December PM360 Magazine recognized TelaRep as one of the most innovative solutions for Life Sciences, very proud of that.

In addition to existing solutions in the platform, we are now leveraging real world data to deliver real time information at the point-of-care with our new AI-powered real-world evidence solution. Our sophisticated proprietary algorithms that power this solution also enable us to derive additional revenue from our existing network. Over the last year, we’ve continued to shift our business model toward enterprise level engagements with recurring revenue streams by leveraging the trust we built with our clients over the last several years. Client renewal rates at the end of 2020 reached an all-time high, all while adding 60 new brands to our platform.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

We’ve also found that we can help to digitally commercialize new products for pharma at a time when face-to-face sales are virtually impossible; that is, no visiting reps, industry conferences or in-person presentations. This supports an ever expanding available market and tremendous growth opportunities. Our solutions are now providing essential communication pathways for pharma to connect with physicians and patients through the patient journey with a focus on affordability, access and adherence.

Our digital health footprint continues to expand with more pharma clients on-boarding onto our platform and we are working relentlessly to steward health data in ways that can effectively yield better outcomes for all the stakeholders, and especially for the millions of patients who are connected to us.

Now before I go further, I’d like to turn the call over to our CFO, Doug Baker, who will walk us through the financial details for the fourth quarter and year. Doug?

Douglas Baker

Thanks, Will, and good afternoon, everyone.

Earlier today, we issued a press release with the results of our fourth quarter and full year ended December 31, 2020. A copy is available for viewing and may be downloaded from the Investor Relations section of our website. We expect to file our Form 10-K with our full results in the second week of March.

Now turning to our financial results for the fourth quarter and full year 2020. Our revenue for the quarter totaled a record $16.4 million, which was up 123% compared to the same year ago quarter. Our revenue for the full year increased 76% to $43.3 million, driven almost entirely from organic growth of our core solutions and patient engagement.

Gross margin for the fourth quarter totaled $8.6 million, which was nearly double that of a year ago. Gross margin for the full year was $24.1 million up from $15.4 million in 2019. For the quarter, our gross margin percentage came in at 52.4% versus 60.6% a year ago. For the full year, it was 55.7% versus 62.8% in 2019. This lower percentage in Q4, which impacted the full year as well, was the result of our solution mix. Much of the incremental business that came in Q4 was related to lower margin solutions that were very easy to launch and fulfill in short time periods. Even though our gross margin was lower, this incremental business almost all falls to the bottom line, which demonstrates the leverage in our model. Looking ahead, we expect our margins to remain in the 56% to 58% range in 2021.

Our operating expenses increased to $7.2 million in the fourth quarter of 2020 compared to $6.8 million in the same year ago period. This is almost all the result of variable expenses associated with the added revenue. However, even though our revenue is up over 100% for the quarter, operating expenses were up less than 10%, once again demonstrating the substantial leverage of our model. Operating expenses for the full year of 2020 increased to $26.2 million, compared with $19.1 million. The increase in operating expenses in both periods were largely due to the scaling up of our operations to support continued customer and solution growth, including additional staffing as well as a full year impact of the acquisition we made in late 2019.

GAAP net income for the fourth quarter of 2020 was $1.4 million or $0.08 per fully diluted share, compared to a net loss of $2 million or $0.14 per share in the same year ago period. Net loss for the full year of 2020 totaled $2.2 million or $0.15 per share, which improved by about $900,000 from a net loss of $3.1 million or $0.23 per share in 2019. Our non-GAAP net income in the fourth quarter of 2020 was $2.7 million or $0.16 per fully diluted share, which compares to a non-GAAP net loss of $400,000 or $0.03 per share in the same year ago period. Non-GAAP net income for the full year of 2020 was $3.2 million or $0.20 per fully diluted share, compared to non-GAAP net income of $900,000 or $0.07 per fully diluted share in 2019.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Now, turning to our balance sheet, cash and cash equivalents totaled $10.5 million at December 31 compared to $12 million on September 30, 2020. Earlier this month, we raised $71 million in an equity offering. We plan to use these funds to further expand our business and accelerate revenue growth. Our receivables are very high quality because of our customer base. They continue to pay regularly and predictably, and our day sales outstanding continues to be constant. We remain debt free and do not anticipate needing to raise additional capital in the near future, either for operating purposes or to fund our growth. That wraps up the discussion of our financial results.

Now I’d like to turn the call back over to Will. Will?

William Febbo

Thanks, Doug.

Today more than ever OptimizeRx is evolving into the nation’s critical communication platform for patients, physicians and life science companies. Bold statement, but we’re really living it. Like no other digital health platform in the market, we deliver important information in real time at the point-of-care right when clinical decisions are being made. We have access to tens of millions of patients and most physicians, as well as the technology, compliance and operational support to continue to play a major role in the ever evolving digital health market. Our partnerships with EHR and e-prescribing companies enable us to augment that physician workflow with actionable insights by providing additional real time critical information to clinicians who are dealing everyday with complex healthcare scenarios. We can improve the patient and physician experience and ultimately treatment outcomes.

As Doug mentioned, over the last year, we’ve continued to expand our team in preparation for the growth opportunities ahead. We’ve enhanced our Leadership team across financial, legal compliance and strategic planning. To help us unlock more reach into our client base, recently Angelo Campano joined us in November of 2020 as our new Senior Vice President and Principal of Agency Channels. His experience with developing partnerships that bring digital touch points together at the point-of-care greatly complements our mission of helping life sciences be present through that care journey. You might have noticed in the press release we saw Angelo’s name in MM+M’s 40 Under 40 and it’s just a positive thing for our Company. It’s perhaps not surprising that we’re seeing immediate results from his efforts that will positively impact our growth.

We had a great start to the year and remain focused on key growth drivers of land and expand within our clients, selling our platform solutions across brands, and connecting more doctors to more patients. We see our real world evidence solution accelerating all of this by a factor in a way that works for everyone involved. We are however very much looking at enhancing our reach to certain therapeutic areas of additional patient populations. We continue to be focused on unlocking access to patients via our channel partners as a differentiator with the patient engagement solutions. The funds from our recent equity raise will be used to invest in our current platform, fund continued innovation, open additional M&A opportunities, and further solidify our market dominance in this space. It was clear from those who participated in the raise that our story is very understandable, defensible, and scalable, all while still being very early in our evolution.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

In 2021, we expect to see a continued favorable shift to higher margin recurring-revenue enterprise deals, and we believe our pipeline growth has been driven by a permanent shift to more digital enablement. We have 46 enterprise engagements in our pipeline as we start 2021, valued at more than $50 million, a significant increase over this time last year, and we expect that to continue to grow inside this year. This breaks down to about 31 potential deals valued at up to $0.5 million, 11 up to $3 million, and four, $3 million or over. This does not include several that have already closed in all of the above ranges, including the $3 million-plus. It’s safe to say our shift away from tactical towards enterprise engagement is being very well received by our clients.

For all those prospective engagements, we expect to realize our traditional annual closing rate of between 35% and 50% over the course of the year.

All of this represents great progress. When adding in the in-year buying and year-end buyer potential, we see another year of strong growth ahead. As we continue to invest in innovation and enhance the scalability of our technology and commercial teams, we believe we have the momentum at least aspirationally to reach $100 million revenue run rate with the clients, network and team we have today. Deloitte recognized OptimizeRx as one of the top 500 fastest growing companies in North America. We expect to remain on that list.

Now with that, we’d like to open up to your questions. Greg.

Operator

Thank you very much, sir. All right, and first from William Blair, we have Ryan Daniels. Please go ahead.

Ryan Daniels

Yes, thank you for taking the questions, and congrats on the strong performances here.

Will, you talked a little bit about the need to drive more preventive care going forward because of similar lapses that occurred during COVID, and people avoiding offices or office shutdowns. Can you talk a little bit more about your patient engagement platform and some of the things you can do to help doctors generate that revenue stream? Number one.

Then number two, as that revenue stream comes in, does that also have a multiplier effect on your core messaging business? Because, they’re in the office and the doctors will start receiving some of the marketing branding campaigns as well.

William Febbo

Sure, yes. Hi, Ryan, thanks for the question.

The first part, we strategically decided that you really have to look at the benefit, the ultimate beneficiary of everything we’re doing, which is the patient. As everyone knows, about two years ago, we, through two acquisitions, we bought the technology that enabled that, one, to connect directly to the mobile, but frankly, to deliver content to patients any way they want. While that’s a crowded space, we liked it because we were one of the only ones that had such a broad network of physicians.

The unlock here potentially, which is a tool to facilitate less meetings between doctor and patient, not more, is the ability for a doctor to enable a patient right in the workflow to join an adherence or compliance program, which really helps the patient understand the medication treatment, both emotionally and intellectually. It also helps them afford it because we can obviously attach any kind of savings that is available for that same communication, and it’s right on the mobile. So that answers a little bit your second part of the question, that aside from just the unlock, we feel is coming.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

The other piece of it is it drives some of our core messaging solutions that physicians enable today in just another format, which help patients afford their medications, which is obviously a very large issue in the market, certainly with many people being disrupted from work. That’s even more important today than it was a year ago.

Ryan Daniels

Okay, that’s helpful color. And then one thing you highlighted, both via press release intra quarter and then in your comments, is kind of your investments you’ve made in artificial intelligence and machine learning. I’m curious if you can talk a little bit more about how that actually changes the deployment of your solutions and integrates into the physician workflow to kind of make it a smarter technology for both your patients and your provider partners.

William Febbo

Yes, I’ll start and then I’ll ask Steve to jump in, because he’s driving this effort.

If you think about what we’ve been doing today, the triggers were fairly straightforward: disease code, some search functionality around the patient. But there’s just so much more data available today, from a real world based evidence, which allows you to be smarter with how you message and what creates the message. So where are we may have had one trigger, maybe two, we may have four or five now that allow us to deliver the right information to the doctor at the right time based on the profile of that patient they’re seeing.

It’s just something that our clients have been looking at RWE for years, using it for training, to drive marketing, messaging, but rarely have they been able to use it to actually directly connecting to point-of-care in a way that doesn’t require someone to remember something; hence, the machine learning algorithm.

Steve, maybe you can give a little more color from the client perspective on that.

Steve Silvestro

Yes, I think you did a good job there, Will.

Hi, Ryan, good to hear from you.

The only thing that I would add to what Will has already said is that what this allows us to do is to plug into the broad ecosystem of these massive real world evidence databases; and you saw the announcement on Komodo, there will be some other subsequent announcements pending. Obviously, we’ve got a partnership with EVERSANA, they’ve got a great repository of data as well. But what happens essentially, we have access to patient records that are longitudinal and historic in nature, and that will be refreshed real time.

The algorithms can train on that history at the patient level, roll up to a physician level, and they can begin to be predictive in nature, Ryan. So you can start to understand the patient is tracking toward a positive diagnosis like diabetes. We can do preventative messaging that physician, helping them understand that they should contemplate or think about wanting some certain tests, etc., to intervene and help that patient in different ways.

That kind of comes back to the question that you had asked previously around patient engagement, linking this in there, and also helps in a preventative way. But it essentially connects us to the broader ecosystem. As you heard Will say, it’s a force multiplier around messaging, because our messages have been limited up until we did this to whatever we could see inside the ecosystem of connection that we have. Now it’s the entire healthcare record across multiple repositories of data with all of these patients.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Ryan Daniels

Great, that’s very helpful color. Maybe last one for me. Just thinking about the $180 million of pipeline opportunity, with strengthened close rates, the move towards digital marketing, for manufacturers in general, obviously the right opportunity for you to capitalize on. Can you talk a little bit more about what you anticipate from a SG&A spend perspective in 2021, as we think about, in particular, sales and marketing investments, whether it’s direct sales force, or just other kind of digital or brand marketing capability for the organization to grow and to drive awareness of your offering? Thank you.

William Febbo

Yes, thanks, Ryan.

I think as people digest what they’re seeing in Q4, I want to just mention two things. One, this Company clearly has tremendous leverage in SG&A given, though we don’t generate content, we are a tech Company and we facilitate connections through our network. So you should not expect heavy growth in SG&A as we continue to scale the business. We will selectively add in areas that make sense like we did before with a couple of people.

When you’re growing like this and you’re in the right place at the right time, you can be highly selective with people; so, we really feel honored to have that position and are able to get some terrific people on board. You should not expect dramatic, you should continue to see leverage as we scale through the year.

Ryan Daniels

Great, thank you and congrats again.

William Febbo

Thanks, Ryan.

Operator

All right. Moving on. Our next question is going to come from Andrew D’Silva with B. Riley Securities.

Andrew D’Silva

Thanks for taking my questions, and congrats on the progress.

A lot of my questions were just touched on, but just to start, obviously, the fourth quarter saw a very significant increase in just a seasonal spend across your platform. I’d be very interested if you could just can discuss what you learned as it relates to your platform’s ability to scale just based on that? Then maybe you could just tie that in with a little bit more color on how that translates to the operating leverage that you’re seeing, and talk about how that looks going forward?

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

William Febbo

Thanks, Andy.

Yes, I’ve been in the pharma world for over 20 years; Steve has as well. And you just know, in Q4, there’s always some magic that comes your way. The fear is that magic is something you can’t do, because that’s just very frustrating. One of the reasons why I love this business so much is we can turn on a dime and react to our client’s needs on really important stuff, like taking real clinical messaging, financial assistance, patient engagement, and enabling it very quickly, based on activity, at point-of-care.

Q4 was an example of good buy up; as a matter of fact, we saw higher buy up than we traditionally see. I think we can safely say that there was excess budget because of some of the lack of spending on direct visits and conferences. But the good news is, we were able to capture every dollar that we were asked to. As you can see in the P&L, as Doug referenced in his section, the leverage streams through. That will hold through as we go forward. It is not something we have to stop, build, adjust, call our partner. It’s very simple. Obviously, we’ve been working really hard as we’ve been growing to make sure the team is right, the tech is scalable, and is compliant and secure. So feeling really good about that leverage.

Andrew D’Silva

Okay, pretty useful color. Really interested in your insight in the pipeline. Just curious if the cadence from RFPs coming in and contracts being awarded is following what’s historically been seen. Or if you expect to see off cycle RFPs and contract awards come in similar to what you saw last year.

William Febbo

Well, I’ll say a little bit and then pass it to Steve.

There’s obviously always seasonality to pharma as they start a little slow and build up and you look at the first half, and you can definitely look at a bigger second half traditionally. We have seen a stronger start this year, which is great. I think that’s a testament to the enterprise type deals we have, our renewal rates, the team, the operational team, just the account managers are exceptional, being very connected to both the clients and anyone that supports the clients. I see a similar profile to last year, just more business.

Steve, you want to comment anything on there?

Steve Silvestro

Yes, I think that’s right. The only addition that I would make is one of the other pieces that we’ve seen sort of accelerating business for us are as pharmas pivot a little bit from using in the field physical reps and looking for different ways to reach physicians. I think you probably saw the Pfizer—not Pfizer announcement, excuse me; the Amgen announcement. There will be similar announcements that will follow, whether they’re public or that’s just being done without actual announcements. But those broad sweeping layoffs or reductions are going to happen. So of course, those funds are redeployed.

That is also strengthening the case of the business because we do have an ability, as Will has said, to reach the physician that pharma wants to speak to and to communicate those messages. We can do it in real time, which is essentially better than putting a physical representative in front of the physician. It’s less disruptive, it’s more organic and germane to what they do. Of course with TelaRap, if they still need to speak to a physician, they can just hit the button and reach back out, speak with the rep. So for that reason, I think that’s also helping to accelerate.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Andrew D’Silva

That’s a great point I wasn’t necessarily thinking about, but useful context nonetheless.

Then the last question I have is related to the $180 million-plus pipeline numbers that you noted in your prepared remarks. Is that net of contracts already awarded, or is that a gross or cumulative number?

William Febbo

That is net of.

Andrew D’Silva

Okay, great. Well, hey, thank you very much, it’s very useful context. And the best of luck going forward.

William Febbo

Thanks so much. Thanks, Andy.

Operator

Moving on. From Lake Street, we have Eric Martinuzzi.

Eric Martinuzzi

Hi. My congratulations on Q4 as well.

I want to dive into the Q4 gross margins. That 52.4% was certainly below what I was modeling. I know you said it was due to the change in solution mix. I know years past, sometimes in Q4, you are either re-upping or trying to win new distribution business. Does that have anything to do with it, or is it really more product choices?

William Febbo

Yes. Hi, Eric.

All about solution mix, I think that’s what it is there. The beautiful thing about our business is that—you’re hearing this theme, it’s just the leverage, right. We’re not concerned about the gross margin. We know how to manage it. A lot will be driven off activity. We still feel over time that continues to improve. But if there is ever a chance to bring in the revenue and execute it for our clients, as needed, we will do that. That’s what you saw in Q4, just the heavy, heavy ask around some of the legacy solutions and legacy partnerships, which have a higher rep share.

Eric Martinuzzi

Okay, and then is this something, just—you talked about kind of Q4 seasonality. Is this something we should anticipate in our models? So if you’re telling us gross margins are going to be 56% to 58% over the course of the year, should we just naturally be anticipating sort of that, I don’t want to call it budgets slush, you have a better term for it, the buy in, is that just kind of model for buying in Q4 again longer within that?

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

William Febbo

Yes, I think you can go with the ranges we gave annually. If these sway 1% or 2% either way, it’s not going to be material. Obviously, if they are going up, that’s great for everyone; if they’re going down, that means the top is growing. I think just taking that sort of directional guidance, or aspirational guidance towards that range is plenty for models, both for you and investment community.

Eric Martinuzzi

Okay, and then speaking of aspirations, I noticed you didn’t give us a year in which you’re going to have $100 million in revenue. So we’ve got a potential revenue of $100 million. I just wanted to dive into that, you have talked about a shift to more subscription type revenue or current type revenue. In this year where you do achieve that $100 million in revenue, what percentage is subscription?

William Febbo

Oh, that’s a good question. I mean, I would think we’re at least half if not more in terms of enterprise, we call that enterprise, right? That’s contracted nature, 12 months, very recurring. I think that would be our goal. Yes, we don’t give guidance, so we don’t put a date on it. I think what’s more important is we have the team to get there, aside from maybe a few select hires; so that should scream, we’re going after it hard. There’s that leverage we keep talking about.

Eric Martinuzzi

Okay, the last one is for Doug on the operating expense side. I was actually thinking Opex was going to be a little bit higher in Q4 that it turned out to be. I think you came in at $7.2 million. What should we be thinking about either for full year or Q1 if you wanted to just focus on the near term here as far as operating expense here?

Douglas Baker

I would say, if we look at the full year, absent us deciding to make some larger investments in growth, you should see no more than 10% growth in Opex. You could even see some declines in Q1 from the $7.2 million because there is a little bit of relationships to revenue.

Eric Martinuzzi

Okay. Just a last housekeeping item here. The share count we should be using for Q1 given the raise, can you give me a cheat sheet there?

Douglas Baker

You could add somewhere in the 16.8 million, something like that.

Eric Martinuzzi

Okay. Congrats again. Thanks for taking my question.

Douglas Baker

Thanks, Eric.

Operator

All right, moving on. From RBC Capital Markets, we have Sean Dodge.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Thomas

Hi, good afternoon. This is Thomas (phon) coming on for Sean. Thanks for taking the question.

Just kind of going back to revenue growth, a lot of momentum here. Is there any way to kind of unpack how much of a tailwind COVID was for you in 2020, or even into the 2021? I guess, kind of when we look ahead, is there any sense you can give us, just thinking kind of a more sustainable, longer range trajectory curve should be?

William Febbo

Yes, so we’ve talked about it a little bit in Q3. We didn’t feel like we saw any revenue after Q3 from COVID. We saw a lot of internal referral, we saw a lot of learning, a lot of exploration. Clients tend not to move quickly on these things, they digest it. Q4, though, I would say we saw a couple million additional buy up just from budget, excess budget. Going forward, I think because of this shift, ourselves, we’ve got big expectations to keep growing this business.

I’ve always said, there’s a 25% to 30% growth is—there’s so much room for us that that is that is achievable, and feel like we’re not doing our job if they’re not doing that or beating it. We don’t give the guidance. But I think given all these things we mentioned between our—we’re really embedded well in the clients, there’s tons of whitespace there. We’ve got the solution set, that’s critical. We’ve got the reach today. Obviously, we’re always looking to augment that. I would say we’ll feel just overall macro tailwinds. This year will continue to be disruptive for pharma. I think both Eric and to your question, as we get to the end of the year, there probably will be additional excess budget as well.

Thomas

That’s very helpful, thank you.

I have one more on physician reach. You had mentioned integrations now helping you get to 60% of docs. Is that kind of a fully penetrated number there, or there are kind of more EHR platforms you think you can add to get to an even higher proportion? Are you feeling closer to that kind of 90% daily EHR users you guys reference?

William Febbo

Yes, for us, as we shifted to largely specialty medications, which are smaller populations, harder to reach both physician and patient. It’s less of a volume game for us at this point. It’s really fine tuning the network and finding areas where if we added reach it would immediately add revenue and provide solutions for our clients. We’re really focused on that. We’re not focused on going after the big numbers. There are plenty of EHRs still that we’re not fully integrated into. Of course, we work on those every day. But I think the important takeaway is we’re not reliant upon that. If you see analysis come through, I would focus in on therapeutic areas because obviously that’s a bigger unlock for us in terms of revenue potential.

Male Speaker

Okay, that makes sense. Very helpful. Thank you, and congrats on the quarter.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

William Febbo

Thank you.

Operator

All right. Then moving on, ladies and gentlemen, from Venetor Capital, we have Brandon Osten has our next question.

Brandon Osten

Hi, Will. How you doing, guy?

William Febbo

Hi, Brandon. Good to hear from you.

Brandon Osten

Good to hear you, man.

I know you guys don’t guide, so I just wanted to sort of work around what you guys have put out there. In terms of your sales breakdown, right now, roughly how much of your quarterly revenue at this point are enterprise SaaS recurring versus messaging? What kind of run rate you guys running at right now if we sort of bunch everything that isn’t volume dependent?

William Febbo

Yes, it’s a good question. It’s a fair question. We’ll be able to dive into that a little bit better for 2021 based on reporting Q1, right, because we’ll have had a lot of conversion by then. We can look at percentages. But it’s around 50%. It’s right now, based on last year. It makes sense, right? I mean, for our clients, why would they do this? It’s multiple solutions. So it takes them working with maybe a few other providers that just work with us. It’s one measurement. The measurement tends to be in terms of the ROI. It’s exponentially better when you just have more outreach to the same patient and physician populations through one platform, and you can watch prescription behavior. I would expect it’ll be there for a while, and then hopefully tip heavier as we get more and more people on board.

Brandon Osten

Right, and if I look at 2019, I would assume that it was less than 50% at that point, because this is not a completely as much. So basically, the enterprise SaaS non-messaging, non-volume independent part of the business is clearly growing over 100%. Is that safe to say?

William Febbo

That part? Yes. That’s safe to say. It’s not—there is still a volume dependency in some of this. It’s not 100% pure billed monthly. Thank you very much. It’s still I think it’ll move that way more and more over time. So that’s the only thing I would carve out from that statement.

Brandon Osten

The point is, if I’m trying to sort of interpret your pipeline, your pipeline comments, your $180 million, the enterprise is $50 million. Is that—when you’re talking about the pipeline enterprise, is that all additive to the current run rate of enterprise sales right now? Like if you guys executed on $50 million of enterprise, all $50 million obviously, won’t, but all $50 million of enterprise sales, would that be additive to your current run rate? Or does your current run rate include—I guess is that pipeline include renewals or something?

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

William Febbo

Yes, no, it’s not additive. It’s unique. It’s the full year again, it’s not additive.

Brandon Osten

It’s not. So sorry, when you say it’s not—

William Febbo

The run rate is part of that, yes. That’s (multiple speakers).

Brandon Osten

The run rate is part of the pipeline. Yes, okay. That’s in terms of the pipeline, so this is included as part of the pipeline?

William Febbo

Yes, it is. That one (multiple speakers) includes, its $50 million right now of enterprise.

Brandon Osten

Right. But if you closed on $180 million of pipeline, your revenues, your current run rate of revenues would go up something less than $180 million. Is that maybe a good way of framing? If you closed $180 million then your revenue would be whatever you did last year plus $180 million?

William Febbo

No, no. It would be—it doesn’t go on top of a run rate. It is the total (multiple speakers) going after for the year, yes.

Brandon Osten

Okay, not going after for the year. Okay, great. Okay. All right. That’s great for now. I signed up to speak to you at one of our conferences in the near future. I’ll follow up there. Perfect.

William Febbo

Talk to you soon. Thanks. Yes. Thank you.

Operator

All right, moving on. From Poptech LP we have Harvey Poppel. Please go ahead.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Harvey Poppel

Yes, Will, great job. Congratulations. As you know, we’ve been following for many, many years. This has really been a blowout quarter.

I just want to make sure that I’ve got this right that you just reported numbers that were actually higher than what you pre-announced only a month ago. In other words, you went from $16 million to $16.4 million in terms of fourth quarter revenue, and your pipeline went from $170 million to $180 million, that’s up about 6% just in one month. Is that—have I got it right?

William Febbo

That is right. It also includes us closing some business, which we won’t tell you what it is, but that certainly means there was probably greater than a 6% increase in the pipeline.

Harvey Poppel

All right. Getting back, I know you’ve had a number of questions on this, but I’m going to come at it from a different direction.

To interpret the pipeline and try to understand its ultimate effect on revenue, if one were to simply take 35% to 50% and multiply by $180 million you get $63 million to $90 million. Is that implied, the range of revenue that you might be able to achieve this year? Or is there something about the $180 million that takes us out much further?

William Febbo

Yes, we talked about that in Q3. The pipeline is generally 18 months view. So it’s not apples to apples, it’s a little bit of a spillover into 2022. You need to give a little bit to that maybe four to six months into next year.

(Multiple speakers).

Harvey Poppel

Okay. Lastly, on the new cash that you’ve been able to raise—and you’ve mentioned in the course of raising and then again today that M&A is part of that. Is there a sense in your M&A strategy at this point of whether that’s earmarked to just one or two large deals, or is it more likely to be a whole series of much smaller deals?

William Febbo

I’ll start and then I’ll ask Miriam to chime in, because she’s going to be running point for us on that effort.

No, I think we feel very sufficient with technology, sort of startup technology add ins. If we’re going to do something we want to have it be more substantial and accretive inside our guardrails just because of the effort that it takes to do those.

Miriam, why don’t you add a little bit of color to that, if you don’t mind?

Miriam Paramore

Okay, sure. Hi, Harvey.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

We have a number of opportunities that we’re looking at. It is as easy to buy, or as easy or as hard to buy something big as it is to buy something small. So without knowing because a little bit of it’s opportunistic, and everything is timing, as you know. We think we’ve got a good filtering process, we’ve got a number of opportunities we’re looking at. We’ve got some that we’ve kind of pointed out. But I think we prefer something a little a little more substantial without—nobody has a crystal ball, Harvey. But we certainly don’t need to buy anything that’s infrastructure related or that improves our test base, because we’re really pretty solid there. But anything that’s innovative, that’s additive, we want to we want to look at.

Harvey Poppel

Great, thanks. Thanks a lot. I’ll step aside. Congratulations.

William Febbo

Thanks, Harvey.

Operator

All right. Then moving on, we have Ron Chez (phon) next up.

Ron Chez

Good afternoon.

William Febbo

Good afternoon, Mr. Chez.

Ron Chez

So somebody already—or you commented about $100 million aspirational goal. So that’s not aspirational for 2021, right? I mean, that’s out, that’s it, you don’t want to do that in 2021?

William Febbo

Oh, no way, why would I—no why would I want to do that? The point of that number is we absolutely have the team to do it. We’ve got the reach to do it. We have clients who have certainly plenty of appetite to do it. But I would never commit to that guidance. This is really, I think, to give our Investors and future Investors just a glimpse that, one, it’s really early, two, we’ve got the current infrastructure to get there. We all want it to happen faster, always. We’re a pretty aggressive group. But we can see we’ve got the team to do it, which is really exciting.

Ron Chez

So given the market and customers, this is still early innings.

William Febbo

Oh, yes. Steve can comment.

I think that we were seeing really good adoption. It wasn’t the early believer sell anymore (phon), even pre-pandemic. But post pandemic, you’ve had massive internal referrals for us. Just more awareness in the corporate setting of digital enablement. We all use Zoom a lot. That trickles into marketing. Then doctors and patients are just more attuned to using technology to help maintain their practice, or patients just manage their lives, basically.

Steve, maybe you can comment to the client side.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Steve Silvestro

Yes, sure. Hi, Ron.

Part of the growth that you see in the numbers that we’ve talked about, obviously new brands is critical, but incremental gains in enterprise is clients that might have already climbed on the platform scaling up to other solutions towards point and so as that continues to go, with the large number of brands that are on, they’ll scale up to the different solutions on the platform by brand, but they’ll also do that at a disease level. In many cases where brands are operating four or five, six different diseases, that represents 60 different programs for OptimizeRx. So there’s tremendous interest, it’s very early, there’s tremendous whitespace for us to go out and continue to capture.

Ron Chez

Okay. One other aspect of growth is number of EHRs and HCPs. You want to comment on that at all?

William Febbo

I think we’ve covered a lot of it. I think the key is focusing in on these specialty therapeutic areas, like oncology, which will dominate the marketing spend for a decade. So we’re really focused in on that; at this point, it’s a fine tuning, it’s not a volume game. We, by the way, have a lot of capacity in our existing network. So when we talk to whitespace, on the brand side, we can also say the same thing on the reach to physicians.

I think our partners through this change, you can imagine what they’re going through adding telehealth and all sorts of services. I just think there’s a really good atmosphere for collaboration and patient at the channel level. We really, I think, do a great job being collaborative and innovative with them. So expect some good things there this year.

Ron Chez

Thank you for your efforts. Keep grinding.

William Febbo

Thanks, Ron. We will. Thanks.

Operator

All right, folks, moving on. The last question we have in the queue is from Sid Kapoor with Silver Mount Capital.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

Sid Kapoor

Hi, Will, good afternoon to you. Just two quick ones from me.

Firstly, would it be fair to say that the patient engagement piece is the key driver of ROI for pharma companies? Would you say that’s what’s driving the shift in customers from a patent drug to an enterprise contracts model? That’s the first question.

The second question is, in terms of your addressable market or your serviceable addressable market, do you believe that this extends beyond branded patented drugs? Or rather how do you think about this from a patented versus not patented perspective? Thanks a lot.

William Febbo

Sure, Sid, good to hear you.

I would not say that patient engagement is driving, by itself, the shift to enterprise deals. I think, just to remind everyone, when we about two years ago decided to really focus in on the patient journey, and the critical places to reach doctors and patients along that for our clients, patient engagement is certainly a critical piece of it. It’s one we can all kind of relate to as people, patients and consumers of healthcare. But the awareness, the amount of drugs coming to market, and the amount of interactions between those drugs, whether they’re branded, or branded with generic, is complex and it’s really hard to keep up.

What’s really driving enterprise is, one, it’s just easier to buy more from the same company, so we do that; two, we have more touch points than anyone in the market, relative to getting information inside of the workflow at point-of-care for doctors, and then have a wonderful way to stay with the patient and help them understand and afford the medication. So it’s not the sole driver of patient engagement, but it’s definitely a piece of it. It’s why we did it strategically.

Relative to TAM, the total available market, brand is the majority of our revenue. You’d see companies like GoodRx and RxSense helping people get discounts on any product, really getting that down to a transparent level, even picking the pharmacies you should go to. So we need we really like that. It brings awareness, transparency, doctors are more aware that there’s discounts available, consumers have certainly this whole consumerism trend. While we are largely a B2B type Company, any awareness at the consumer level helps drive awareness for what we do.

I do think it along with just the expansion of things like telehealth have largely expanded our total available market and opened the eyes to pharma and others that this is a really good channel to connect and share and help deliver the right information at the right time. So, yes, great questions.

Sid Kapoor

Thanks, Will. Actually I have a couple more, but I think I will do them offline, but thanks very much.

William Febbo

Great. Have a good night.

Operator

All right. Everyone, at this time, it does look like that concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Febbo. Please go ahead, sir.

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OptimizeRX Corporation - Fourth Quarter and Full Year 2020 Conference Call, February 24, 2021

William Febbo

Well, thanks to everyone for joining the call today. We hope your main takeaway from our discussion is the understanding of our ability to generate tremendous value for Shareholders and everyone involved. That this is thanks to our strong organic growth, our sustainable competitive advantage and our favorable market timing. But beyond all the numbers, we hope you appreciate that we continue to foster a unique culture, one dedicated to do something truly valuable and which will make a difference in people’s lives, from patients to physicians and beyond. We do not provide guidance as an early stage public company and especially in this current environment. But given everything you’ve heard today, we hope you’re optimistic as we are as we navigate this transformative period.

Now with that, let’s wrap up the call. Good night. Thanks, Greg.

Operator

All right. Thank you, sir.

Before we conclude today’s call, I’d like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call. Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 and amended—excuse me Section 21E at the Securities Act of 1934 as amended. These forward-looking statements should not be used to make investment decisions. The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements.

They may speak only to the date that such statements are made. Such forward-looking statements in this call include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology investments, growth opportunities, acquisitions, upcoming announcements and the need for raising additional capital. They also include the Management’s expectations for the rest of the year and adoption of the Company’s digital health platform.

The Company undertakes no obligation to the publicly—excuse me publicly update—to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include but are not limited to the effect of government regulation, competition and other material risks. Risks and uncertainties to which forward-looking statements are subject to could affect business and financial results are concluded in the Company’s—or excuse me are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. This Form is available on the Company’s website and on the SEC website @sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay starting later this evening, running through March 17. Please refer to today’s press release for dial-in replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect.

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